Exhibit 4.5

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS LIFE SCIENCES, INC.

Convertible Promissory Note

Principal Amount: $1,100,000.00____________Loan Date:   May 30, 2018__

Currency:U.S. DollarsTerm:   One Year

Interest Rate: 10%Loan Due Date: Due on Demand

Interest Payment Period:  Interest is accrued and paid upon Loan Due Date

Lender:  _The Shitabata Family Trust____________________________________________

FOR VALUE RECEIVED, Emmaus Life Sciences, Inc., a Delaware corporation, located at 21250 Hawthorne Blvd., Suite 800, Torrance, CA  90503 (“Borrower”) hereby promises to pay to the order of Lender the sum of the Principal Amount in the stated Currency, together with any accrued interest at the stated Interest Rate, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1. Terms of Repayment (Balloon Payment): The entire unpaid Principal Amount and any accrued interest shall become immediately due and payable upon the stated Loan Due Date. Simple interest at the stated Interest Rate will accrue on the outstanding Principal Amount commencing on the Loan Date of this Note and the Borrower shall make payments of interest only as per the stated Interest Payment Period. Further, the loan is payable on demand upon a two week notice from the Lender.

2. Prepayment: This Note may be prepaid in whole or in part without premium or penalty upon ten days advance written notice by Borrower to Lender, provided that Lender shall be permitted to exercise its conversion rights pursuant to Section 4(b) hereof at any time or from time to time prior to the expiration of such ten-day period. All prepayments shall first be applied to interest, and then to principal payments.

3. Place of Payment: All payments due under this Note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the Lender or subsequently assigned holder (“Holder”) of this Note may designate in writing in the future.

4. Conversion:

(a)Mandatory Conversion:   Upon the first closing of the sale of shares of common stock of the Borrower (“Common Stock”) in a Qualifying Public Offering (as hereinafter defined), (i) the entire outstanding Principal Amount of this Note shall automatically be converted into a number of shares of Common Stock determined by dividing (x) the outstanding Principal Amount of this Note by (y) an amount equal to the product obtained by multiplying (A) the Qualifying Public Offering Price Per Share and (B) 0.80. Within thirty days of such closing, all accrued and unpaid interest on the Note will be paid to the Holder in cash. “Qualifying Public Offering” means a firm commitment public offering of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Borrower of not less than $20,000,000; provided that in connection therewith the Common Stock is listed for trading on a national securities exchange; and provided further that the quoted market price per share of the Common Stock is at least $5.00 at the time of such listing. “Qualifying Public Offering Price Per Share” means the initial public offering price per share of Common Stock in such Qualifying Public Offering.

The Borrower shall notify the holder of this Note at least seven (7) calendar days prior to the initial closing of a Qualifying Public Offering. At the time of the initial closing of such Qualifying Public Offering, the holder of this Note shall deliver this Note to the Borrower and, as soon as reasonably practicable thereafter, the Borrower shall issue and deliver to the holder of this Note a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Note, and provision shall be made for any fraction of a share as provided in Section 4(b) below.  At the time of the initial closing of the Qualifying Public Offering, and provided that the Borrower has complied fully with all of its obligations under this Section 4(a), the holder of this Note shall not have any further rights under this Note (including the right to receive payment of principal or interest hereunder) other than those rights set forth in this Section 4.

Lender agrees, if requested by the managing underwriter of such Qualifying Public Offering, to enter into an agreement not to sell or transfer any shares of Common Stock of the Company (excluding shares acquired in or following the Qualifying Public Offering), for a period of up to 180 days, plus such additional necessary to comply with applicable regulatory requirements, following the Qualifying Public Offering (provided all directors and officers of the Borrower agree to the same restrictions).

(b)Conversion at the Election of the Holder:  Lender may by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, elect to convert some or all of the unpaid Principal Amount, including up to all the interest accrued and unpaid thereon, into a number of shares of Common Stock determined by dividing (x) the outstanding Principal Amount of this Note by (y) the Conversion Price Per Share. As used in this Section 4(c), “Conversion Price Per Share” means $7.60 per share of Common Stock (subject to appropriate adjustment in the event of any stock splits, stock dividends, recapitalizations and similar transactions with respect to the capital stock of Borrower). Within two weeks following receipt of such Notice of Conversion, Borrower shall deliver to Lender one or more original stock certificates representing the full number of shares of Common Stock issuable upon such conversion, and provision shall be made for any fraction of a share as provided in Section 4(b) above. Upon such conversion, and provided that the Borrower has complied fully with all of its obligations under this Section 4(c), the holder of this Note shall not have any further rights under this Note (including the right to receive payment of principal or interest hereunder) other than those rights set forth in this Section 4.

(c)Fractional Shares:  No fractional shares or scrip shall be issued upon conversion of this Note.  The number of full shares of Common Stock issuable upon conversion of this Note shall be computed on the basis of the aggregate value of outstanding principal of and, as applicable in accordance with the terms of this Section 4, accrued interest on this Note so surrendered.  The value of any fractional shares of Common Stock shall be paid in cash.

5. Default: In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

6. Acceleration of Debt: If the Borrower (i) fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, (ii) fails to deliver shares to the Lender by the deadline set forth in Section 4 hereof, (iii) suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, (iv) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official or such appointment is not discharged or stayed within 30 days, (v) makes a general assignment for the benefit of its creditors or (vi) admits in writing that it is generally unable to pay its debts as they become due, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

7. Modification: No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by the Borrower and the Lender. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

8. Complete Note: This Note is the complete and exclusive statement of agreement of the Borrower and Lender with respect to matters in this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the Borrower and Lender with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on either the Borrower or Lender. Each Holder of this Note, by its acceptance hereof, agrees to be bound by, and shall be entitled to the benefits of, the terms set forth herein.

9. Transfer of the Note:

(a)  Subject to Section 9(b) hereof, this Note may be transferred, in whole or in part, at any time or from time to time, by the Lender. The Borrower hereby agrees to remain bound by the terms of this Note subsequent to any such transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note. If this Note is to be transferred, the Lender shall surrender this Note to the Borrower, together with such additional documentation as the Lender may reasonably request, whereupon the Borrower will forthwith issue and deliver upon the order of the Lender a new Note registered as the Lender may request, representing the outstanding Principal Amount being transferred by the Lender and, if less then the entire outstanding Principal Amount is being transferred, a new Note to the Lender representing the outstanding Principal Amount not being transferred. The person in whose name this Note or any new Note issued in replacement hereof shall be registered shall be deemed and treated as the owner and holder thereof, and the Borrower shall not be affected by any notice or knowledge to the contrary except as provided in this Section 9(a). This Note may not be transferred by the Borrower, by operation of law or otherwise, without the prior written consent of the Lender.

(b) Lender acknowledges and agrees that this Note has been acquired for investment and has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, notwithstanding Section 9(a), neither this Note nor any interest thereon may be offered for sale, sold or transferred in the absence of registration under applicable federal and state securities laws or an opinion of counsel of the Holder reasonably satisfactory to the Borrower that such registration is not required.

10. Lost, Stolen or Mutilated Note:  Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Lender to the Borrower in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Borrower shall execute and deliver to the Lender a new Note representing the outstanding Principal Amount and accrued and unpaid interest thereon.

11. Remedies:  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Lender’s right to pursue actual and consequential damages for any failure by the Borrower to comply with the terms of this Note.

12. Severability of Provisions: If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

13. Reservation of Shares:  The Borrower shall at all times at and after the Loan Date and, as applicable, at the time of closing of Qualifying Public Offering reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock the full number of shares of Common Stock then issuable upon the conversion in full of this Note.

14. Choice of Law: All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A., without regard to conflict of law principles.

15. Additional Guarantor: Lender understands and acknowledges that Emmaus Life Sciences, Inc. is the borrower of this Note.  However, for added security to lender, this note is guaranteed by Yutaka Niihara, M.D., CEO and Willis C. Lee, COO & CFO.

Signed Under Penalty of Perjury, this _30th__ day of ____May_____, ___2018____

Emmaus Life Sciences, Inc.

/s/ Yutaka Niihara____________________________

By: Yutaka Niihara, M.D., MPH, Chairman and CEO

/s/ Willis C. Lee_____________________________

By: Willis C. Lee, COO and CFO

Acknowledged and accepted by Lender

/s/ The Shitabata Family Trust___________________

By: Lender

ATTACHMENT 1

Lender’s Name: The Shitabata Family Trust

Lender’s Address:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Lender in order to convert the Note)

TO: Emmaus Life Sciences, Inc.

The undersigned hereby irrevocably elects to convert $

of the principal amount of the Note issued to the Lender by Emmaus Life Sciences, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Signature:
Name:
Address:
Amount to be converted:	$
Amount of Note unconverted:	$
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock in the following name and to the following address:
Address:
Address:
Phone Number: